Exhibit 5.1

Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, DC 20037 O +1 202 457 6000 F +1 202 457 6315 squirepattonboggs.com

October 30, 2020

Sterling Bancorp

Two Blue Hill Plaza, Second Floor

Pearl River, New York 10965

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancorp, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (No. 333-223495) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 7, 2018 under the Securities Act of 1933, as amended (the “Act”), and the related preliminary prospectus supplement dated October 28, 2020 and final prospectus supplement dated October 28, 2020 (collectively, the “Prospectus Supplement”) to the base prospectus dated March 7, 2018, forming a part of the Registration Statement (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company under the Registration Statement of $225,000,000 aggregate principal amount of the Company’s 3.875% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”). The Notes are to be issued under the Indenture, dated as of December 16, 2019 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of October 30, 2020, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and sold pursuant to the Underwriting Agreement, dated October 28, 2020 (the “Underwriting Agreement”), between the Company, on the one hand, and Piper Sandler & Co., U.S. Bancorp Investments, Inc. and PNC Capital Markets LLC, as representatives of the several underwriters named in Schedule A thereto, on the other hand.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate for the purposes of our opinion set forth below.  In such examination and in rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in each form incorporated by reference as exhibits to the Registration Statement.

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As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes have been duly authorized and executed by the Company and, when authenticated by the Trustee in the manner specified in the Indenture and delivered against payment therefor pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by: (i) the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), (iii) waivers of any usury defense contained in the Indenture or the Notes which may be unenforceable and (iv) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

Our opinions expressed above are limited to the laws of the State of New York, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) and the federal laws of the United States of America. To the extent that our opinion herein relates to the enforceability of the choice of New York law and New York forum provisions of any agreement or instrument, our opinion stated herein is rendered solely in reliance upon New York General Obligations Law sections 5-1401 and 5-1402 and Rule 327(b) of New York Civil Practice Law and Rules and is subject to the qualification that such enforceability may be limited by, in each case, the terms of such sections 5-1401 and 5-1402, as well as by principles of public policy, comity or constitutionality.

Our conclusions are limited to the matters expressly set forth as our “opinion” herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

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Squire Patton Boggs (US) LLP

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Current Report will be incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP

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